Pipeline Nutrition, Inc. Agreement

Acquisition Agreement

This Acquisition Agreement ("Agreement") is effective as of December 31, 2013 by and between KC Quintana and T. W. Owen (collectively the "Buyers") and Broadleaf Capital Partners, Inc. ("BDLF").

General

Whereas BDLF has a wholly-owned subsidiary known as Pipeline Nutrition, Inc. ("Pipeline"); and

Whereas Pipeline owns, manufactures, and markets proprietary nutritional supplements; and

Whereas Buyers desire to acquire all outstanding Pipeline stock and interest from BDLF under terms and conditions detailed herein; and

Whereas the BDLF is willing to sell one hundred percent (100%) of Pipeline under terms detailed herein.

Now therefore, in consideration for the mutual promises, covenants, and agreements made herein, the parties, intending to be legally bound, agree as follows:

1. The Exhibits.

   1. Exhibit "A" Pipeline Products / Current Wholesale Prices as of 1/1/2014 (prices may change from time to time), incorporated herein by reference; and
   2. Exhibit "B" "Tsunami Strike" label as currently constituted incorporated herein by reference; and
   3. Exhibit "C" "Nexus (NXS) 850", daytime label as currently constituted incorporated herein by reference; and
   4. Exhibit "D" is a 12 month pro forma projection incorporated herein by reference.

2. Financial Terms. Terms of the transactions herein contemplated include:

   A. An initial payment against the outstanding BDLF loans of five thousand dollars ($5,000) shall be delivered to Mike King's office on 2/12/2014; and
   B. The balance of the principal and interest of existing BDLF loans aggregating, at maturity, to one hundred sixty thousand dollars ($160,000) shall be retired per the schedule of line number forty two (42) of Exhibit "D" attached hereto; and
   C. A single payment March 1, 2015 comprised of one hundred sixty five thousand dollars ($165,000) or the "Distribution" as illustrated in lines ninety four (94) through one hundred one (101) of Exhibit "D" whichever is greater; and
   D. Royalty payments at the rate of three percent (3.%) of the wholesale price of each and every "Pipeline Product" unit sale on or after March 1, 2014 into perpetuity; and
   E. Such royalty payments shall be made on or before the twentieth (20th) day of the following month.

3. Periodic Reports.

   1. Each Royalty Payment shall be accompanied by product-by-product report of the prior month's product units sold.
   2. Pipeline shall deliver to BDLF, a quarterly financial statement. Such statements are to be delivered to BDLF corporate offices within thirty (30) days of the end of any calendar quarter. The buyer's obligation to provide the subject quarterly financial statements shall cease upon completion of the aggregate payment requirements of Items 2.B and 2.C, above.

4. Delinquency. Any payment due under this Agreement not made as of the date due shall accrue interest at the rate of twelve percent (12%) compounded Daily.

5. Default. If any payment due under Item 1. A., above becomes more than ninety (90) days delinquent, BDLF has the right, but not the obligation, to declare this Agreement in Default. Should Default be declared Buyers shall cooperate in transferring Pipeline to BDLF designee(s).

6. Hold Harmless. The Parties, including their officers and Directors individually and/or collectively, shall each hold the other harmless for any and all circumstances prior to the effective date of this Agreement.

7. Personal Guarantee. T.W. Owen hereby places a personal guarantee as to specific performance on the financial terms of this Agreement.

8. Buyers & BDLF as Independent Contractors. Nothing in this Agreement will be deemed to place the parties in the relationship of employer / employee, partners, or joint venturers. Each party will be responsible for its own customary taxes and fees in relation to performance of the obligations under this Agreement.

9. Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Florida.

10. Entire Agreement. The parties acknowledge that this Agreement expresses their entire understanding and agreement, and that there have been no warranties, representations, covenants or understandings made by either party to the other except such as are expressly set forth in this section.

We have carefully reviewed this Agreement and agree to and accept its terms and conditions. We are executing this Agreement as of the day and year first written above.

Buyers: Quintana: ____________ Owen: ____________

Mike King for BDLF: Mike King ____________